Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACTS: Watson Pharmaceuticals, Inc.
Patty Eisenhaur
(951) 493-5611

WATSON NAMES MARK DURAND CHIEF FINANCIAL OFFICER

CORONA, CA — November 16, 2007 — Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, today announced the appointment of Mark W. Durand, 48, as Senior Vice President and Chief Financial Officer.

Mr. Durand brings to Watson more than 20 years of executive pharmaceutical experience in finance, operations, business development and marketing. As Senior Vice President and Chief Financial Officer for Watson, Mr. Durand will be responsible for all of the Company’s financial operations and will play a principal role in Watson’s corporate development activities. He will report directly to Paul Bisaro, Watson’s President and Chief Executive Officer.

“We are excited to bring someone with Mark’s experience to join the executive management team,” said Paul Bisaro. “His extensive experience in both the generic and branded pharmaceutical industries and familiarity with our business model will complement the strength we have within our finance and corporate development groups as we continue to position Watson for future growth.”

Mr. Durand joins Watson following his position as Chief Financial Officer and Senior Vice President Finance and Business Development for Teva Pharmaceuticals N.A., where he was responsible for all financial functions and business development activities related to Teva’s North America operations, including licensing activities. He also played an integral role in the integration of Ivax Pharmaceuticals after it was acquired by Teva. Prior to his tenure at Teva, Mr. Durand held a number of positions of growing responsibility in the areas of finance, business development and marketing at Bristol-Myers Squibb. His financial roles there included Vice President US Pharmaceutical Group and Vice President Finance and Business Development for Bristol’s Worldwide Consumer Medicines and Specialty Pharmaceuticals Division.

Mr. Durand received a Bachelor of Science degree in Zoology from Duke University, a Master of Science degree in Biological Sciences from Dartmouth College and a Master of Business Administration from the University of Chicago.

Forward-Looking Statement

Any statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2006.

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